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                                                                     EXHIBIT 2.1


                                    AMENDMENT NO. 1 (this "Amendment") dated as
                           of October 13, 1999, among CINCINNATI BELL INC., an Ohio corporation ("CBI"), IVORY MERGER INC., a Delaware corporation and a wholly owned subsidiary of CBI ("Sub"), and IXC COMMUNICATIONS, INC., a Delaware corporation ("IXC"), to the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 20, 1999, among CBI, Sub and IXC.

                  WHEREAS, pursuant to the Merger Agreement, CBI, Sub and IXC have agreed to effect the Merger (such term and each other used but not defined herein having the meaning given to it in the Merger Agreement), upon the terms and subject to the conditions set forth in the Merger Agreement; and

                  WHEREAS CBI, Sub and IXC desire to amend the Merger Agreement, upon the terms set forth in this Amendment.

                  NOW, THEREFORE, in consideration of the agreements contained in this Amendment, the parties hereto agree as follows:

                  SECTION 1. Amendments to Section 4.03(a) of the Merger Agreement. (a) Section 4.03(a) of the Merger Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

                  "Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, IXC receives an IXC Superior Proposal, IXC may, to the extent that the Board of Directors of IXC determines in good faith (based on the advice of outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any IXC Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to
                  Section 4.03(b)(i). In such event, IXC shall, no less than 48 hours prior to participating in any such discussions, (i) inform CBI of the material terms and conditions of such IXC Superior Proposal, including the identity of the person making such IXC Superior Proposal, (ii) inform CBI of the substance of any discussions relating to such IXC Superior Proposal and
                  (iii) keep CBI


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                  fully informed of the status, including any change to the
                  details of, any such IXC Superior Proposal."

                  (b) Section 4.03(a) of the Merger Agreement is hereby amended by inserting the following sentence to be the final sentence thereof:

                  "For purposes of this Agreement, "IXC Superior Proposal" means any offer not solicited by IXC made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of IXC Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of IXC and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of IXC determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be reasonably likely to obtain the IXC Stockholder Approval and to provide consideration to the holders of IXC Common Stock with a greater value than the consideration payable in the Merger."

                  SECTION 2. Amendments to Section 4.04(a) of the Merger Agreement. (a) Section 4.04(a) of the Merger Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

                  "Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, CBI receives a CBI Superior Proposal, CBI may, to the extent that the Board of Directors of CBI determines in good faith (based on the advice of outside counsel) that such action, would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding such CBI Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 4.04(b)(i). In such event, CBI shall, no less than 48 hours prior to participating in any such discussions, (i) inform IXC of the material terms and conditions of such CBI Superior Proposal, including the identity of the person making such CBI Superior Proposal, (ii) inform IXC of the substance of any discussions relating to such CBI Superior Proposal


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                  and (iii) keep IXC fully informed of the status, including any change to the details of, any such CBI Superior Proposal."

                  (b) Section 4.04(a) of the Merger Agreement is hereby amended by inserting the following sentence to be the final sentence thereof:

                  "For purposes of this Agreement, "CBI Superior Proposal" means any offer not solicited by CBI made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of CBI Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of CBI and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of CBI determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be reasonably likely to obtain the CBI Shareholder Approval and to provide consideration to the holders of CBI Common Stock with a greater value than the consideration payable in the Merger."

                  SECTION 3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent the laws of the State of Ohio are mandatorily applicable for the rights of CBI shareholders and directors and corporate governance matters.





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                  IN WITNESS WHEREOF, CBI, Sub and IXC have caused this
Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             CINCINNATI BELL INC.,

                                             by  /s/ RICHARD G. ELLENBERGER
                                                 -------------------------------
                                                 Name: Richard G. Ellenberger
                                                 Title: President and Chief
                                                        Executive Officer


                                             IVORY MERGER INC.,


                                             by  /s/ THOMAS E. TAYLOR
                                                 -------------------------------
                                                 Name: Thomas E. Taylor
                                                 Title: Vice President and
                                                        Secretary


                                             IXC COMMUNICATIONS, INC.,


                                             by  /s/ JEFFREY C. SMITH
                                                 -------------------------------
                                                 Name: Jeffrey C. Smith
                                                 Title: Senior Vice President,
                                                        General Counsel and
                                                        Secretary